NEWS RELEASE

Contact:                 Wendy S. Schmucker
Senior Vice President, Secretary and Treasurer
724-537-9923

For Immediate Release

COMMERCIAL NATIONAL ACHIEVES 2009 EARNINGS PER SHARE GROWTH OF 26% FOR THIRD QUARTER AND 33% FOR FIRST NINE MONTHS

LATROBE, PA, October 27, 2009 - Commercial National Financial Corporation (NASDAQ:CNAF)(Company), parent Company of Commercial Bank & Trust of PA, has reported earnings for the quarter ended September 30, 2009. The Company earned $1,266,000 (or $.44 per average share outstanding) in 2009 compared to $1,025,000 (or $.35 per average share outstanding) in 2008. The Company earned $3,596,000 (or $1.25 per average share outstanding) for the nine-month period ended September 30, 2009 and $2,802,000 (or $.94 per average share outstanding) for the nine-month period ended September 30, 2008. Third quarter 2009 earnings increased 24%, or $241,000, and first nine months earnings increased 28%, or $794,000. Quarterly and year-to-date earnings per share rose 26% and 33%, respectively.

President/Chief Executive Officer Gregg E. Hunter commented, “The earnings achievements of 2009 remain directly attributable to solid asset quality and successful net interest margin management relative to prevailing market conditions along with common sense operating expense cost containment in the face of extreme banking industry-wide FDIC deposit insurance fee escalation. These positive attributes provide for an expanding capital base funded exclusively from internally generated retained earnings rather than from any shareholder diluting equity issuances. This traditional approach to capital stewardship helps make possible the reliable continuance of Commercial National’s very attractive quarterly cash dividend payments to its shareholders.”

In addition to Latrobe, Pennsylvania where it is headquartered, the Company operates community-banking facilities in Greensburg, Hempfield Township, Ligonier, North Huntingdon, Unity Township and West Newton, Pennsylvania and also maintains a commercial business development sales force throughout its entire market area. The Company operates an asset management and trust division of Commercial Bank & Trust of PA headquartered in Greensburg, Pennsylvania. Commercial Bank & Trust of PA also serves its customer base from an Internet banking site (www.cbthebank.com) and an automated TouchTone Teller banking system.

Safe Harbor Statement

Forward-looking statements (statements which are not historical facts) in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as “may,” “will,” “to,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” or “continue” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. These statements are based on information currently available to the Company, and the Company assumes no obligation to update these statements as circumstances change. Investors are cautioned that all forward-looking statements involve risk and uncertainties, including changes in general economic and financial market conditions, unforeseen credit problems, and the Company's ability to execute its business plans.  The actual results of future events could differ materially from those stated in any forward-looking statements herein.

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COMMERCIAL NATIONAL FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Unaudited)
(Dollars in thousands)

	September	September
	2009	2008

ASSETS
Cash and due from banks on demand	$7,491	$10,344
Interest bearing deposits with banks	3	83
Total cash and cash equivalents	7,494	10,427

Federal funds sold	-	700
Securities available for sale	133,736	119,373
Restricted investments in bank stock	4,567	3,873

Loans	205,289	216,957
Allowance for loan losses	(1,798)	(1,817)
Net loans	203,491	215,140

Premises and equipment	3,453	3,545
Other assets	17,687	17,054

Total assets	$370,428	$370,112

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Deposits:
Non-interest bearing	$76,295	$73,648
Interest bearing	187,886	195,917
Total deposits	264,181	269,565

Short-term borrowings	49,850	40,000
Long term borrowings	10,000	20,000
Other liabilities	3,832	2,623
Total liabilities	327,863	332,188

Shareholders' equity:

Common stock, par value $2 per share; 10,000,000 shares authorized;
3,600,000 shares issued; 2,860,953 and 2,890,253 shares outstanding in 2009 and 2008, respectively	7,200	7,200

Retained earnings	43,320	41,028

Accumulated other comprehensive income	4,589	1,788

Less treasury stock, at cost, 739,047 and 709,747 shares in 2009 and 2008
	(12,544)	(12,092)
Total shareholders' equity	42,565	37,924

Total liabilities and shareholders' equity	$370,428	$370,112

COMMERCIAL NATIONAL FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(Dollars in thousands, except per share data)

	Three	Months	Nine	Months
	Ended September 30		Ended September 30
	2009	2008	2009	2008

INTEREST INCOME:
Interest and fees on loans	$2,982	$3,216	$9,092	$9,867
Interest and dividends on securities:
Taxable	1,619	1,459	5,340	4,592
Exempt from federal income taxes	229	33	275	100
Other	1	9	3	26
Total Interest income	4,831	4,717	14,710	14,585

INTEREST EXPENSE:
Interest on deposits	723	1,001	2,397	3,751
Interest on short-term borrowings	48	141	153	386
Interest on long- term borrowings	266	209	839	667
Total Interest expense	1,037	1,351	3,389	4,804

NET INTEREST INCOME	3,794	3,366	11,321	9,781
PROVISION FOR LOAN LOSSES	-	-	-	-

NET INTEREST INCOME AFTER
PROVISION FOR LOAN LOSSES	3,794	3,366	11,321	9,781

OTHER OPERATING INCOME:
Asset management and trust income	221	255	710	770
Service charges on deposit accounts	154	164	437	472
Other service charges and fees	188	172	566	549
Income from investment in life insurance	137	154	428	434
Other income	50	48	144	137
Total other operating income	750	793	2,285	2,362

OTHER OPERATING EXPENSES
Salaries and employee benefits	1,424	1,407	4,255	4,271
Net occupancy expense	220	181	629	562
Furniture and equipment	113	133	366	403
Pennsylvania shares tax	126	132	382	398
Legal and professional	104	115	348	357
FDIC Insurance expense	90	11	362	25
Other expenses	752	736	2,245	2,221
Total other operating expenses	2,829	2,715	8,587	8,237

INCOME BEFORE INCOME TAXES	1,715	1,444	5,019	3,906
Income tax expense	449	419	1,423	1,104

Net income	$1,266	$1,025	$3,596	$2,802

Average Shares Outstanding	2,861,083	2,893,621	2,868,152	2,971,398

Earnings Per Share	$0.44	$0.35	$1.25	$0.94